                                                                   EXHIBIT 10.13


                                                                 August 22, 1997

                             ITT DESTINATIONS, INC.
                               COMMITMENT LETTER

ITT Corporation
1330 Avenue of the Americas
New York, New York 10019-5490

Attention: Elizabeth A. Tuttle, Senior Vice President and Treasurer

Ladies and Gentlemen:

     ITT Corporation ("ITT") has informed Chase that it intends to (i) refinance (the "Refinancing") approximately $2,000,000,000 par amount of public indebtedness and a certain amount of other indebtedness of ITT and its subsidiaries, (ii) repurchase (the "Repurchase") approximately $2,100,000,000 of its capital stock and (iii) subsequent to the Refinancing and Repurchase, spin-off (collectively, the "Spin-Offs") to its shareholders its education services and hotels and gaming businesses. You have also advised CSI and Chase that you intend to form a new Nevada corporation to be named ITT Destinations, Inc. ("ITT Destinations") into which ITT Sheraton Corporation, a Delaware corporation ("ITT Sheraton"), which owns ITT's hotels and gaming operations, will be merged. In that connection ITT has requested (a) that CSI agree to structure, arrange and syndicate credit facilities (the "Credit Facilities") for ITT Destinations of up to $5,000,000,000 and (b) that Chase commit to provide a portion of the Credit Facilities and agree to serve as administrative agent for the Credit Facilities, the proceeds of which would be distributed by ITT Destinations to ITT in order to finance a portion of the Refinancing and the Repurchase (the Refinancing, the Repurchase and the Spin-Offs, collectively with the financings and other transactions described herein and all other transactions related thereto, the "Transactions").

     CSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Credit Facilities. Furthermore, Chase is pleased to advise you of (a) its commitment to provide up to $500,000,000 of the Credit Facilities, and (b) its agreement to use commercially reasonable efforts to assemble a syndicate of financial institutions identified by CSI and Chase in consultation with you (together with Chase, the "Lenders"), to provide the balance of the necessary commitments for the Credit Facilities, in each case, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached as Exhibit A hereto (the "Term Sheet"). It is a condition to Chase's commitment to provide the portion of the Credit Facilities described above that the remainder of the Credit Facilities shall be provided by the other Lenders referred to below.

     It is agreed that Chase will act as the sole and exclusive Administrative Agent, and that CSI will act as the sole and exclusive advisor and arranger, for the Credit Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree. It is understood that ITT has significant relationships with many financial institutions, that ITT may request that one or more of these financial institutions be given a title or other special status in the Credit Facilities for relationship reasons and it is agreed that Chase and CSI will reasonably consider any such request.

     We intend to syndicate the Credit Facilities to a group of Lenders identified by us in consultation with you, and you agree actively to assist CSI in completing a syndication reasonably satisfactory to it. CSI intends to commence syndication efforts promptly, and you agree actively to assist CSI in completing a syndication reasonably satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from ITT's existing lending relationships, (b) direct contact between senior management and advisors of ITT and ITT Destinations and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

     CSI will manage all aspects of the syndication in consultation with ITT, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to and to cause the other Borrowers to prepare and provide to CSI and Chase all information with respect to each Borrower and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to Chase or CSI by any Borrower or any of their respective representatives is or will be, when furnished, correct in all material respects and does not or will not contain any untrue statement of a material fact and at the time of delivery to the prospective Lenders of a Confidential Information Memorandum and at closing, taken as a whole, will be complete and will not omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by any Borrower or any of their respective representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

     As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to Chase the nonrefundable fees set forth in the Term Sheet and in the fee letter dated the date hereof and delivered herewith (the "Fee Letter").

     Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property or financial condition or prospects of ITT or ITT Destinations and its subsidiaries, taken as a whole, (b) our not becoming aware after the date hereof of any information or other matter affecting ITT or ITT Destinations and its subsidiaries or the transactions contemplated hereby (including matters relating to financial models) which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred any material adverse litigation affecting the Transactions or Credit Facilities that has not been settled, dismissed, vacated or discharged prior to the proposed closing date for the Credit Facilities to the reasonable satisfaction of Chase and CSI; provided, that litigation or other similar proceedings seeking to challenge the Transactions but which have not had the effect of enjoining any or all of the Transactions shall not prevent the satisfaction of this condition, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our reasonable judgment, could materially impair the syndication of any of the Credit Facilities, (e) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of ITT or any of its subsidiaries (other than the credit facilities or debt offerings (including bridge financings) entered into by ITT Corporation or any of the direct or indirect subsidiaries of ITT World Directories, Inc with Chase and/or CSI), (f) the other conditions set forth or referred to in the Term Sheet and (g) the negotiation, execution and delivery on or before December 31, 1997 of definitive documentation with respect to the Credit Facilities reasonably satisfactory to Chase and its counsel. Any matters not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and you.

     You agree (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all

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

losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, CSI and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation). No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Credit Facilities.

     You acknowledge that Chase and its affiliates (the term "Chase" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or ITT Destinations may have conflicting interests regarding the transactions described herein and otherwise. Chase will not use confidential information obtained from you or ITT Destinations by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you or ITT Destinations in connection with the performance by Chase of services for other companies, and Chase will not furnish any such information to other companies. You also acknowledge that Chase has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or ITT Destinations, confidential information obtained from other companies.

     This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. The reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether any new commitment letter or definitive financing documentation shall be executed and delivered. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof) or (c) other than the Fee Letter, in connection with a public filing with the U.S. Securities and Exchange Commission.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and the Fee Letter not later than 5:00 p.m., New York City time, on August 22, 1997. Chase's and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts. In the event that the initial borrowing in respect of the Credit Facilities does not occur on or before December 31, 1997, then this Commitment Letter and the commitments shall automatically terminate unless each of CSI and Chase shall agree to an extension.

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

     We are pleased to have been given the opportunity to assist you in connection with this important financing.

                                          Very truly yours,

                                          THE CHASE MANHATTAN BANK


                                          By: /s/ DEBORAH DAVEY

                                            ------------------------------------

                                            Name: Deborah Davey


                                            Title:  Vice President


                                          CHASE SECURITIES INC.


                                          By: /s/ NANCY G. MISTRETTA

                                            ------------------------------------

                                            Name: Nancy G. Mistretta


                                            Title:  Managing Director


Accepted and agreed to as of
the date first written above by:

ITT CORPORATION


By: /s/ ELIZABETH A. TUTTLE

    --------------------------------------------------------

    Name: Elizabeth A. Tuttle


    Title:  Senior Vice President and Treasurer


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

                                                                       EXHIBIT A

                $5,000,000,000 SENIOR SECURED CREDIT FACILITIES

                        SUMMARY OF TERMS AND CONDITIONS

                                AUGUST 22, 1997

                         ------------------------------

     The following term sheet (the "Term Sheet") sets forth the principal terms and conditions for the Credit Facilities.

I.  PARTIES

Borrower:                    ITT Destinations (the "Borrower"). On or prior to
                             the Closing Date (as defined below) ITT Sheraton
                             Corporation, a Delaware corporation, which owns the existing hotels and gaming businesses of ITT, shall be merged into the Borrower.

Guarantors:                  Each of the Borrower's direct and indirect domestic
                             subsidiaries other than its gaming subsidiaries
                             (the "Guarantors"; the Borrower and the Guarantors, collectively, the "Credit Parties"), in each case as requested by Chase (as defined below).

Advisor and Arranger:        Chase Securities Inc. (in such capacity, the
                             "Arranger").

Administrative Agent:        The Chase Manhattan Bank ("Chase" and, in such
                             capacity, the "Administrative Agent").

Lenders: A syndicate of banks, financial institutions and other entities, including Chase, arranged by the Arranger (collectively, the "Lenders").

II.  TYPES AND AMOUNTS OF CREDIT FACILITIES

  1.  TERM LOAN FACILITY

Types and Amounts of
Facilities:                  Term Loan Facilities (the "Term Loan Facilities")
                             in an aggregate amount of $4,000,000,000 (the loans thereunder, the "Term Loans") as follows:

                             Term Loan I Facility: A 2 1/2-year term loan facility (the "Term Loan I Facility") in an aggregate principal amount equal to $1,500,000,000 (the loans thereunder, the "Term Loan I Loans"). The Term Loan I Loans shall be repayable in moderate quarterly installments beginning 18 months after the Closing Date with a larger final installment upon maturity thereof in amounts to be agreed.

                             Term Loan II Facility: A 5-year term loan facility (the "Term Loan II Facility") in an aggregate principal amount equal to $2,500,000,000 (the loans thereunder, the "Term Loan II Loans"). The Term Loan II Loans shall be repayable in quarterly installments beginning upon the repayment in full of the Term Loan I Facility and concluding five years from the Closing Date in amounts to be agreed.

Availability:                The Term Loans shall be made in a single drawing on
                             the Closing Date (as defined below).

Purpose: The proceeds of the Term Loans shall be used to finance the Refinancing and the Repurchase, to pay related fees and expenses and for general corporate purposes.

2.  REVOLVING CREDIT FACILITY

Type and Amount of
Facility:                    5-year revolving credit facility (the "Revolving
                             Credit Facility"; together with the Term Loan
                             Facilities, the "Credit Facilities") in the amount of $1,000,000,000 (the loans thereunder, the "Revolving Credit Loans").

Availability:                The Revolving Credit Facility shall be available on
                             a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the "Revolving Credit
                             Termination Date").

Letters of Credit:           A portion of the Revolving Credit Facility not in
                             excess of an amount to be agreed shall be available for the issuance of letters of credit (the "Letters of Credit") by Chase (in such capacity, the "Issuing Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit
                             Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods
                             (which shall in no event extend beyond the date referred to in clause (b) above).

                             Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:            A portion of the Revolving Credit Facility not in
                             excess of $25,000,000 shall be available for swing line loans (the "Swing Line Loans") from Chase (in such capacity, the "Swing Line Lender") on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing
                             Line Loan.

Competitive Loans:           The Borrower shall have the option to request that
                             the Lenders bid for loans ("Competitive Loans") in U.S. dollars, Canadian dollars, British Pounds
                             Sterling, French Francs and Mexican Pesos (such currencies other than U.S. dollars, the "Optional
                             Currencies") bearing interest at an absolute rate or a margin over the eurodollar rate, with specified maturities ranging from 7 to 360 days.
                             Each Lender shall have the right, but not the obligation, to submit bids at its discretion. The
                             Borrower, by notice given four business days in advance in the case of eurodollar rate bids and one business day in advance in the case of absolute rate bids, shall specify the proposed date of borrowing, the currency to be borrowed, the interest period, the amount of the Competitive Loan and the maturity date thereof, the interest rate basis to be used by the Lenders in bidding and such other terms as the Borrower may specify. The
                             Administrative Agent shall advise the Lenders of the terms of the Borrower's notice, and, subject to acceptance by the Borrower, bids shall be allocated to each Lender in ascending order from the lowest bid to the

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

                             highest bid acceptable to the Borrower. While Competitive Loans are outstanding, the available commitments under the Revolving Credit Facility shall be reduced by the aggregate amount of such Competitive Loans. Designated subsidiaries of the Borrower will be permitted to borrow Competitive Loans in any Optional Currency with a guarantee by the Borrower.

Multi-Currency
  Commitment:                A portion of the Revolving Credit Facility not in
                             excess of an amount to be agreed shall be available for borrowing in the Optional Currencies to be made available by a subset of the Lenders under the Revolving Credit Facility which have access to the relevant Optional Currency. Designated subsidiaries of the Borrower will be permitted to borrow under the Multi-Currency Commitment with a guarantee by the Borrower.

Maturity:                    The Revolving Credit Termination Date.

Purpose: The proceeds of the Revolving Credit Loans shall be used to repay certain existing indebtedness of the Borrower and its subsidiaries and for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

III.  CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:     As set forth on Annex I.

Optional Prepayments and
  Commitment Reductions:     Loans may be prepaid and commitments may be reduced
                             by the Borrower in minimum amounts to be agreed upon, provided, that Competitive Loans may not be prepaid without the consent of the relevant Lender.

Mandatory Prepayments and
  Commitment Reductions:     The following amounts shall be applied to prepay
                             the Term Loans:

                             (a) For so long as the aggregate principal amount of the Term Loans is greater than $2,500,000,000 and the Borrower does not have an investment grade rating from both Standard & Poor's and Moody's, 100% of the net proceeds of the incurrence or issuance of certain indebtedness after the Closing Date by the Borrower or any of its subsidiaries (subject to customary exceptions);

                             (b) 100% of the net after-tax proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets (except for the sale of inventory in the ordinary course of business, certain other customary exceptions and sales of capital assets in each year up to $100,000,000). The proceeds from a casualty or condemnation will not be required to prepay the Term Loans to the extent such proceeds are utilized within a certain time period to be agreed to replace the damaged or condemned asset; and

                             (c) 50% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower (commencing with the fiscal year in which the Closing Date occurs).

                             Optional Prepayments shall be applied first to the prepayment of the Term Loan I Loans and then to the prepayment of the Term Loan II Loans and shall be applied, first, to the next four installments coming

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

                             due from the date of such prepayment, in the case of prepayments of Term Loan I Loans and to the next installments coming due within 12 months from the date of such prepayment, in the case of prepayments of Term Loan II Loans and, second, ratably to the remaining installments thereof ratably and may not be reborrowed.

                             Mandatory Prepayments shall be applied first to the prepayment of the Term Loan I Loans and then to the prepayment of the Term Loan II Loans and shall be applied, first, to the next two installments coming due from the date of such prepayment, in the case of prepayments of Term Loan I Loans and to the next installments coming due within 6 months from the date of such prepayment, in the case of prepayments of Term Loan II Loans and, second, ratably to the remaining installments thereof ratably and may not be reborrowed.

IV. COLLATERAL               The obligations of each Credit Party (it being
                             understood that this shall not include any gaming subsidiaries) in respect of the Credit Facilities shall be secured by a perfected first priority security interest in all of such Credit Party's tangible (other than mortgages on real property) and intangible assets (including, without limitation, the Sheraton reservation system, each of the Sheraton franchise agreements and intellectual property (including, without limitation, the Sheraton trademark)) and all of the capital stock and intercompany obligations of each of the Borrower's direct and indirect domestic subsidiaries (excluding gaming subsidiaries) and
                             66% of the capital stock and all of the
                             intercompany obligations of first-tier foreign subsidiaries.

                             The Collateral shall also secure the Borrower's obligations under any interest rate and currency hedging arrangements entered into with any Lender.

V. CERTAIN CONDITIONS

   Initial Conditions:       The availability of the Credit Facilities shall be
                             conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "Closing Date") on or before December 31, 1997:

                             (a) Each Credit Party shall have executed and delivered reasonably satisfactory definitive financing documentation with respect to the Credit Facilities (the "Credit Documentation").

                             (b) The Lenders, the Administrative Agent and the Arranger shall have received all fees and expenses required to be paid on or before the Closing Date.

                             (c) The Transactions other than the Spin-Offs shall have been consummated contemporaneously with the funding of the Credit Facilities on the basic terms and in the respective amounts set forth in the Commitment Letter and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Arranger.

                             (d) All conditions necessary for the closing of (i) with respect to each of ITT Promedia CVA ("Promedia") and ITT Publimedia BV ("Publimedia")
                             (A) the senior secured credit facility of each such party (in an aggregate principal amount of, with respect to Promedia, approximately $385 million, and, with respect to Publimedia, approximately $270 mil-

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

                             lion) and (B) either the senior note offering or the bridge facility for each such party (in an aggregate principal amount of, with respect to Promedia, approximately $320 million, and, with respect to Publimedia, approximately $175 million) and (ii) the senior secured interim credit facility of ITT Corporation (in an aggregate amount to yield approximately $225 million), shall have been satisfied or waived.

                             (e) All outstanding indebtedness of the Borrower for borrowed money (other than certain intercompany indebtedness in amounts to be agreed) shall be paid off or defeased contemporaneously with the funding of the Credit Facilities or, with the consent of the Administrative Agent, shall be permitted to remain outstanding on terms and conditions reasonably satisfactory to the Administrative Agent.

                             (f) All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing thereof.

                             (g) Neither the Borrower nor any of its affiliates shall be subject to any litigation or other similar proceedings the effect of which has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property or financial condition or prospects of the Borrower and its subsidiaries taken as a whole or (b) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder; provided, that litigation or other similar proceedings seeking to challenge the Transactions but which have not had the effect of enjoining any or all of the Transactions shall not prevent the satisfaction of this condition.

                             (h) The Lenders shall have received reasonably satisfactory pro forma consolidated financial statements of the Borrower and its subsidiaries for
                             (i) the two most recent fiscal years ended prior to the Closing Date and (ii) for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause
                             (i) of this paragraph as to which such financial statements are available and such other financial information as reasonably requested by them.

                             (i) The Lenders shall have received a reasonably satisfactory pro forma consolidated balance sheet of the Borrower and its subsidiaries as of the date of the latest financial statements delivered pursuant to paragraph (h) above adjusted to give effect to the consummation of the Transactions and the financings contemplated hereby as if the Transactions and financings had occurred on such date.

                             (j) The Lenders shall have received a reasonably satisfactory business plan of the Borrower and its subsidiaries for the period from the Closing Date through the final maturity of the Term Loans.

                             (k) The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and certain material subsidiaries identified by the Administrative Agent, and such

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

                             search shall reveal no material liens on any of the assets of the Borrower or such subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

                             (l) The Lenders shall have received a solvency certification from the chief financial officer of the Borrower reasonably satisfactory to the Administrative Agent which shall document the solvency of the Borrower and its subsidiaries after giving effect to the Transactions and the other transactions contemplated hereby.

                             (m) All documents and instruments required to perfect the Administrative Agent's security interest in the collateral under the Credit Facilities shall have been executed and be in proper form for filing.

                             (n) The Borrower and its affiliates and
                             subsidiaries (i) shall not be in breach or violation of any of its obligations under the documentation relating to the Transactions or the financing thereof and (ii) shall not be subject to material contractual or other restrictions that would be violated by the Transactions which are not subject to a waiver.

                             (o) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

     On-Going Conditions:    The making of each extension of credit shall be
                             conditioned upon (a) the accuracy of all representations and warranties in the Credit
                             Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transactions, (b) the business, assets, property or financial condition or prospects of the Borrower and its subsidiaries taken as a whole, or (c) the validity or enforceability of any of the Credit
                             Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

VI. CERTAIN DOCUMENTATION
    MATTERS The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including the following:

     Representations and
       Warranties:           Financial statements (including pro forma financial
                             statements); absence of undisclosed liabilities; no material adverse change; corporate existence;
                             compliance with law (to the extent noncompliance would result in a material adverse effect);
                             corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations;
                             ERISA; Investment Company Act; Public Utility
                             Holding Company Act; subsid-
                             iaries; environmental matters; solvency; labor matters; accuracy of disclosure; and creation and perfection of security interests.

     Affirmative Covenants:  Delivery of financial statements, reports, accountants' letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

     Financial Covenants:    Financial covenants (including minimum interest
                             coverage (the ratio of EBITDA minus maintenance capital expenditures to interest expense), maximum total leverage (Total Debt to EBITDA) and maximum bank leverage (Bank Debt to EBITDA), with definitions and levels to be agreed.

     Negative Covenants:     Limitations (in certain cases with exceptions to be
                             agreed) on: indebtedness (including indebtedness and preferred stock of subsidiaries); liens;
                             guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets;
                             leases; dividends and other payments in respect of capital stock; capital expenditures; acquisitions;
                             investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; agreements to restrict distributions from subsidiaries and joint ventures; and changes in lines of business.

     Events of Default:      Nonpayment of principal when due; nonpayment of
                             interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events;
                             certain ERISA events; material undischarged judgments; actual or asserted invalidity of any guarantee or security document or security interest; and a change of control (the definition of which is to be agreed).

     Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Term Loans, Revolving Credit Loans, participations in Letters of Credit and Swingline Loans and unused commitments under the Credit Facilities, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and
                             (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral. In addition, voting requirements of the respective classes of Term Loans shall apply to certain modifications affecting prepayment of the Term Loan Facilities.

     Assignments and
       Participations:       The Lenders shall be permitted to assign and sell
                             participations in their Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent, the Issuing Lender, the Swing Line Lender and the
                             Borrower (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be an amount to be determined unless otherwise agreed by the Borrower and the Administrative Agent. Participants shall have the same (but not greater) benefits as the Lender from which it purchased its participation with respect to yield protection and increased cost provisions.
                             Voting rights of participants shall be limited to those matters set forth in clause (a) above with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above and those matters set forth in clause (b) above.
                             Pledges of Loans in accordance with applicable law shall be permitted without restriction.

     Yield Protection:       The Credit Documentation shall contain customary
                             provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes on a lender by lender basis as incurred and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto and any prepayment of a Competitive Loan (to the extent permitted by the relevant Lender).

     Expenses and
       Indemnification:      The Borrower shall pay (a) all reasonable
                             out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel of the Administrative Agent and the Arranger) and (b) all out-of-pocket expenses of the Administrative
                             Agent and the Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit
                             Documentation.

                             The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

     Governing Law and
       Forum:                State of New York.

     Counsel to the
       Administrative Agent
       and the Arranger:     Simpson Thacher & Bartlett.

                                                                         ANNEX I

                           INTEREST AND CERTAIN FEES


Interest Rate Options:       The Borrower may elect that the Loans (other than
                             Competitive Loans) comprising each borrowing bear interest at a rate per annum equal to:


                                  the ABR plus the Applicable Margin; or

                                  the Eurodollar Rate plus the Applicable
                             Margin.

                             provided, that all Swing Line Loans shall bear interest based upon the ABR and all Loans in any Optional Currency (other than Competitive Loans) shall bear interest based upon the Eurodollar Rate.

                             As used herein:

                             "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and
                             (iii) the federal funds effective rate from time to time plus 0.5%.

                             "Applicable Margin" (a) 0%, in the case of Loans which are based on ABR and (b) 1.00%, in the case of Loans which are based on the Eurodollar Rate. The foregoing margins shall be subject to reduction after the end of the first fiscal quarter of the Borrower which is six months after the Closing Date based on the Borrower's Total Debt to EBITDA Ratio and the Borrower's long-term debt ratings set forth in the pricing grid attached hereto as Annex I-A and provided that no event of default has occurred and is continuing.

                             "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities on a Lender by Lender basis as incurred) at which eurodollar deposits for one, two, three or six months (as selected by the Borrower) are offered to Chase in the interbank eurodollar market.

Interest Payment Dates:      In the case of Loans bearing interest based upon
                             the ABR ("ABR Loans"), quarterly in arrears.

                             In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:             The Borrower shall pay a commitment fee calculated
                             at the rate of .30% per annum on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears. Swing Line Loans and Competitive Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility.
                             The commitment fee rate shall be subject to reduction after the end of the first fiscal quarter of the Borrower which is six months after the Closing Date based on the Borrower's Total Debt to
                             EBITDA Ratio and the Borrower's long-term debt ratings set forth in the pricing grid attached hereto as Annex I-A and provided that no event of default has occurred and is continuing.

Letter of Credit Fees:       The Borrower shall pay a commission on all
                             outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

                             A fronting fee equal to .25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:                At any time when the Borrower is in default in the
                             payment of any amount of principal due under the Credit Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto.
                             Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR
                             Loans.

Rate and Fee Basis:          All per annum rates shall be calculated on the
                             basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                       ANNEX I-A

                                  PRICING GRID


                                                                   LONG-TERM
              TOTAL DEBT TO                                      DEBT RATING                   EURODOLLAR   COMMITMENT
               EBITDA RATIO                                     (S&P/MOODY'S)      ABR LOANS     LOANS       FEE RATE
            -----------------                                 ------------------   ---------   ----------   ----------
more than or equal to 5.0 to 1.0............................  BB-/Ba3 or lower         .25%        1.25%        .375%
% 5.0 to 1.0 and  more than or equal to 4.0 to 1.0..........  BB/Ba2                     0%        1.00%         .30%
% 4.0 to 1.0 and  more than or equal to 3.0 to 1.0..........  BB+/Ba1                    0%         .75%         .25%
% 3.0 to 1.0 and  more than or equal to 2.5 to 1.0..........  BBB-/Baa3                  0%        .625%         .20%
% 2.5 to 1.0................................................  BBB/Baa2 or better         0%         .50%         .15%


     If the Total Debt to EBITDA Ratio and the Long-Term Debt Rating established by Moody's and S&P shall correspond to different levels above (or if the Long-Term Debt Rating established by Moody's shall correspond to a different level above than the level corresponding to the Long-Term Debt Rating established by S&P above), the relevant level to be used shall be the level corresponding to the lower margins and commitment fee rates, as the case may be, unless such ratio and rating (or such ratings of S&P and Moody's) correspond to levels which are two or more levels apart (the level which corresponds to the higher margins and commitment fees being called the "Higher Level" and the level which corresponds to the lower margins and commitment fees being called the "Lower Level"), in which case the relevant level to be used shall be the level which is one level below the Higher Level.